EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING ANNOUNCES SECOND QUARTER ADJUSTED EBITDA GROWTH OF 39%

Las Vegas, NV - August 6, 2015 - Affinity Gaming (“Affinity” or the “Company”) today announced quarterly results for the three-month and six-month periods ended June 30, 2015. As a result of the focus on improving operating and marketing efficiencies, Affinity generated a 69.7% year-over-year improvement in operating income in the second quarter and a 63.0% year-over-year improvement in operating income for the six-month period. Adjusted EBITDA improved 39.0% and 34.5%, respectively, for the three and six months ending in 2015 compared with the same periods in 2014.

“The second quarter results reflect ongoing management efforts to increase Adjusted EBITDA by rationalizing customer marketing spend levels across the portfolio,” said Michael Silberling, Affinity’s Chief Executive Officer. “We were pleased to see 39% Adjusted EBITDA growth in the second quarter, an improvement on Affinity’s industry leading growth rate of 30% in first quarter. To our knowledge, no other competitor has matched our improvement in Adjusted EBITDA over this period. I would like to commend all of the property operation team members as well as the corporate staff at Affinity for their continued efforts and dedication."

“In the quarter we saw growth in high level customers with self-imposed, but profitable, decline at the lower level consumers. The successful results of these marketing changes are evidenced by the 36% growth in the Adjusted EBITDA margins in the second quarter,” Silberling added. “The Company benefited from strong drive in traffic from the Southern California market and a generally stable economic environment. Six of our properties achieved year over year Adjusted EBITDA growth in the quarter, most in excess of 15%.”

“We believe we are well-positioned to continue these performance levels in our business, and expect to implement additional programs aimed at achieving even greater operating efficiencies over the remainder of 2015 and into 2016,” Silberling said. “We are especially pleased with the continued progress the team has made at our Primm operations in Nevada.”

Financial Guidance

The Company’s guidance for the fiscal year ending December 31, 2015 is updated to reflect current business trends and is summarized in the following table (in millions):

2015 Guidance[1]
	Current	Prior
Net Revenue range	$385 to $405	$388 to $413
EBITDA range	$65 to $68	$62 to $66
Net Income range	$0.5 to $2.5	$1.5 to $4.0

1.
Guidance for the fiscal year ending December 31, 2015 assumes, among other things, maintenance capital expenditures of $18.5 million during that period. Included in our EBITDA and Net Income forecast for 2015 is $1.2 million of equity related compensation and an additional $3.2 million of expenses that are excluded from the calculation of EBITDA for purposes of our bank covenant calculations. Discussion of the Company’s use of certain measures which are not defined by generally accepted accounting principles (“GAAP”) and a reconciliation between the EBITDA range presented in this guidance and Operating Income are included below. The Company can provide no assurances that the assumptions underlying this guidance, including, without limitation, assumptions regarding capital expenditures, stability in oil and fuel prices, particularly as they relate to the Company’s Primm asset, depreciation, interest expense, share based compensation, other corporate overhead and expenses and income taxes, will be realized in fact, as they involve unknown risks and uncertainties that may cause the Company’s actual results to be materially different from any future performance suggested herein, as discussed below under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Second Quarter 2015 Results

Consolidated Results

For the quarter ended June 30, 2015, net revenue of $101.9 million was 2.2% higher than the net revenue of $99.6 million reported for the second quarter of 2014. Gross revenue for the second quarter of 2015 decreased $1.3 million or 1.1% year-over-year, primarily on reduced food and beverage, fuel and retail, and other revenue. However, promotional allowances for the second quarter of 2015 decreased $3.5 million from the same period in the prior year.

Adjusted EBITDA for the quarter ended June 30, 2015 was $17.6 million, an increase of 39.0% from $12.7 million for the second quarter of 2014. The increase was primarily due to the Company’s targeted promotional campaigns and ongoing refinement of marketing programs. Adjusted EBITDA margins for the second quarter of 2015 increased to 17.3%, an improvement of approximately 460 basis points compared to the second quarter of 2014.

Segment Results

Nevada – Nevada net revenue was $60.4 million for the quarter ended June 30, 2015, an increase of 3.3% when compared to net revenue of $58.4 million for the second quarter of 2014. The year-over-year increase was driven primarily by increases in casino and lodging revenues as well as lower promotional allowances, slightly offset by decreases in food and beverage revenue as well as declines in fuel and retail and entertainment revenues.

Nevada Adjusted EBITDA for the second quarter of 2015 was $10.9 million, an increase of 65.8% when compared to Adjusted EBITDA of $6.6 million in the comparable period of 2014. The improvement was primarily attributable to the effectiveness of promotional campaigns and refined marketing programs. Nevada Adjusted EBITDA margin for the current year second quarter increased to 18.1%, an improvement of approximately 680 basis points compared to the second quarter of 2014.

Midwest – Net revenue from the Company’s Midwest segment increased 2.4% to $32.0 million for the quarter ended June 30, 2015, when compared to $31.2 million in net revenue for the second quarter in 2014. The increase in net revenue was primarily the result of more focused marketing campaigns.

Adjusted EBITDA from the Midwest segment was $10.6 million in the second quarter 2015, which represents an 18.7% increase over the $8.9 million of Adjusted EBITDA in the same period of last year. The year-over-year improvement was driven primarily by efforts to refine marketing campaigns and manage overall operating effectiveness. Midwest Adjusted EBITDA margin for the current year quarter increased to 33.0%, an improvement of approximately 450 basis points compared to the second quarter of 2014.

Colorado – Net revenue from the Company’s Colorado segment was $9.4 million for the quarter ended June 30, 2015, or 4.9% lower than the $9.9 million in net revenue in the second quarter in 2014. The decline in net revenue was primarily attributable to the reduction of promotional campaigns in 2015.

Colorado Adjusted EBITDA for the second quarter of 2015 was $1.0 million, compared to $1.2 million of Adjusted EBITDA for the same period a year ago. Colorado Adjusted EBITDA margin for the current year quarter of 10.3%, represents a decrease of approximately 130 basis points compared to the second quarter of 2014.

Corporate Operations

In the second quarter of 2015, corporate expense excluding share-based compensation was $4.9 million, an increase of $0.9 million when compared to the same period in 2014. During the quarter ended June 30, 2015, the Company incurred $0.8 million of non-recurring professional fees that are excluded from the calculation of EBITDA for purposes of our bank covenant calculations, compared to $1.6 million in the same period of the prior year. Excluding these non-recurring professional fees and share-based compensation, the Company incurred $4.1 million and $2.4 million of corporate expense, respectively, during the quarters ended June 30, 2015 and 2014.

The Company reports its corporate expense net of share-based compensation as well as fees earned under the consulting agreement with the operator of the Rampart Casino at JW Marriott Resort in Las Vegas. The Rampart Casino consulting agreement expired April 1, 2015. The Company collected $0.5 million in management fees from Rampart Casino during the second quarter of 2014.

Year-to Date 2015 Results

Consolidated Results

For the six months ended June 30, 2015, net revenue of $199.1 million was 1.5% higher than the net revenue of $196.2 million reported for the same period of 2014. Gross revenue for the first six months of 2015 decreased $3.9 million or 1.7% year-over-year, primarily on reduced food and beverage, fuel and retail and other revenue. However, promotional allowances of $25.1 million for the first six months of 2015 decreased $6.8 million from the same period in the prior year.

Adjusted EBITDA for the six months ended June 30, 2015 was $35.8 million, an increase of $9.2 million, or 34.5%, compared to Adjusted EBITDA for the same period of 2014. Results for the six months ended June 30, 2015 were most significantly impacted by the 53.8% year-over-year improvement in Adjusted EBITDA in the Nevada segment. The Company’s continued focus to streamline operating and marketing activities has resulted in meaningful improvement in the Nevada region. Adjusted EBITDA margin for the first six months of 2015 increased to 18.0%, an improvement of approximately 440 basis points compared to the first six months of 2014.

Liquidity and Capital Expenditures

As of June 30, 2015, cash and cash equivalents were $152.9 million, of which in excess of $100 million is not used in day-to-day operations. The face value of long-term debt was $382.7 million. Capital expenditures during the first six months of 2015 totaled $6.7 million, roughly unchanged from the prior year period.

Conference Call Information

Affinity Gaming will be hosting its second quarter 2015 conference call August 6, 2015 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern). To listen, participants should dial 888-218-8142 (U.S. callers) or 913-312-0643 (International callers) approximately 10 minutes prior to the scheduled start time to register. A replay of the call will become available approximately three hours following the end of the call and will continue through August 13, 2015 by dialing 877- 870-5176 (U.S. callers) or 858-382-5517 (International callers) and entering the participant code 2127525.

A live webcast of the quarterly earnings conference call will also be available on the Company’s website, www.affinitygaming.com on August 6, 2015 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern). A recording of the webcast will be available for replay on the Company’s website after the call.

Key Financial Results

The following table presents the Company’s key financial results from operations (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net Revenue
Nevada [2]	$60,401	$58,445	$116,736	$115,514
Midwest	32,005	31,242	62,843	61,104
Colorado	9,444	9,934	19,507	19,573
Total net revenue	$101,850	$99,621	$199,086	$196,191

Adjusted EBITDA [3]
Nevada	$10,915	$6,583	$21,437	$13,939
Midwest	10,560	8,900	20,129	17,156
Colorado	969	1,154	2,875	2,414
Corporate expense and other	(4,853)	(3,985)	(8,628)	(6,875)
Total adjusted EBITDA	$17,591	$12,652	$35,813	$26,634

Operating Income
Nevada	$7,414	$3,411	$14,171	$7,080
Midwest	8,662	7,012	16,336	13,448
Colorado	(328)	(125)	251	(155)
Corporate expense and other	(5,663)	(4,355)	(9,911)	(7,584)
Total operating income	$10,085	$5,943	$20,847	$12,789

Net Income (Loss)	$797	$(14,367)	$557	$(14,320)
Total Shares Outstanding	20,379	20,243	20,379	20,243

2.
The Company’s operations in Nevada include properties located in Primm (Primm Valley Resort & Casino; Buffalo Bill’s Resort & Casino; and Whiskey Pete’s Hotel & Casino), in Las Vegas (Silver Sevens Hotel & Casino), and in Sparks (Rail City Casino).

3.	A reconciliation between Adjusted EBITDA and Operating Income is provided in this release.

Additional Financial Information

The following tables present additional financial information (in thousands):

	June 30, 2015	December 31, 2014
Cash and cash equivalents	$152,863	$135,175
Face value of long-term debt, excluding capital leases	382,745	382,745

	Quarter Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cash paid for capital expenditures
Nevada	$854	$1,370	$2,999	$3,363
Midwest	1,385	1,077	1,829	2,351
Colorado	1,043	460	1,291	730
Reportable segment capital expenditures	3,282	2,907	6,119	6,444
Corporate	311	250	599	270
Total capital expenditures	$3,593	$3,157	$6,718	$6,714

Reconciliation of Adjusted EBITDA4
The following tables reconcile Adjusted EBITDA to operating income (in thousands):

	Quarter Ended June 30, 2015
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write downs, Reserves and Recoveries	Operating Income
Nevada	$10,915	$(3,698)	$—	$197	$7,414
Midwest	10,560	(1,898)	—	—	8,662
Colorado	969	(1,297)	—	—	(328)
Corporate and other	(4,853)	(312)	(505)	7	(5,663)
Total operations	$17,591	$(7,205)	$(505)	$204	$10,085

	Quarter Ended June 30, 2014
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write downs, Reserves and Recoveries	Operating Income
Nevada	$6,583	$(3,644)	$—	$472	$3,411
Midwest	8,900	(1,888)	—	—	7,012
Colorado	1,154	(1,279)	—	—	(125)
Corporate and other	(3,985)	(298)	(72)	—	(4,355)
Total operations	$12,652	$(7,109)	$(72)	$472	$5,943

	Six Months Ended June 30, 2015
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write downs, Reserves and Recoveries	Operating Income
Nevada	$21,437	$(7,386)	$—	$120	$14,171
Midwest	20,129	(3,793)	—	—	16,336
Colorado	2,875	(2,566)	—	(58)	251
Corporate and other	(8,628)	(623)	(667)	7	(9,911)
Total operations	$35,813	$(14,368)	$(667)	$69	$20,847

	Six Months Ended June 30, 2014
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write downs, Reserves and Recoveries	Operating Income
Nevada	$13,939	$(7,308)	$—	$449	$7,080
Midwest	17,156	(3,708)	—	—	13,448
Colorado	2,414	(2,569)	—	—	(155)
Corporate and other	(6,875)	(590)	(119)	—	(7,584)
Total operations	$26,634	$(14,175)	$(119)	$449	$12,789

The following table reconciles EBITDA guidance to net income guidance (in millions):

	2015 Guidance
	Lower End	Higher End
EBITDA	$65.0	$68.0
Depreciation and amortization	(28.7)	(28.7)
Operating income	36.3	39.3
Interest expense	(30.8)	(30.8)
Income taxes	(5.0)	(6.0)
Net income	$0.5	$2.5

4.
The Company uses certain non-GAAP financial to evaluate various aspects of its business. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net income reported in accordance with GAAP. This term, as defined by Affinity Gaming, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA as used in this press release is earnings before interest expense; income tax; depreciation and amortization; share-based compensation expense; pre-opening costs; write offs, reserves and recoveries; loss on extinguishment or modification of debt; loss on impairment of assets; gains or losses on the disposition of assets; and restructuring and reorganization costs. The Company uses Adjusted EBITDA, as a measure of profit and loss to manage the operational performance of each geographical region, in which it operates, to analyze corporate expenses, and to discuss its results with the investment community. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. The Company has historically reported this measure to its investors and believes that the continued inclusion of Adjusted EBITDA provides consistency in its financial reporting. The Company uses Adjusted EBITDA in the press release because it believes the metric is useful to investors in allowing greater transparency related to a significant measure used by management in their financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management. Management also uses Adjusted EBITDA as a measure in the evaluation of potential acquisitions and dispositions. Adjusted EBITDA is also used by management in the annual budget process. Externally, the Company believes these measures continue to be used by investors in their assessment of the Company’s operating performance and the valuation of the Company. In future periods, the calculation of Adjusted EBITDA may be different than in this release.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods. Examples of forward-looking statements in this press release include, but are not limited to, statements regarding the Company’s expectations for continued improvement in its business and operations and continued enhancement of efficiency and improvement of promotional efforts and all of the statements under the heading "financial guidance" including data and information in this press release regarding future results. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties relating to fluctuations in the Company's operating results, including factors affecting corporate overhead costs, capital expenditures and the Company’s tax rates; recovery of its properties in various markets; the state of the economy and its effect on consumer spending and the Company's results of operations; intense competition and risk of additional gaming licenses being granted in or adjacent to jurisdictions where the Company operates; the fact that the Company's expansion, development and renovation projects (including enhancements to improve property performance) are subject to many risks inherent in expansion, development or construction of a new or existing project; pending and potential litigation; the impact of restrictions under the Company’s credit agreement; regulation, including the impact of environmental laws and contamination and remediation costs; changes in gaming and other laws and regulations, including increased taxes and changes in smoking laws; instability in oil and fuel prices, particularly as they relate to the Company’s Primm asset; the impact of severe weather conditions and other natural disasters that affect the Company’s casinos; and expenses incurred in connection with the creation and activities of the Company’s Special Committee. Additional risks are described in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” its Quarterly Reports on Form 10-Q, and in the Company's other current and periodic reports filed from time to time with the SEC. The Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q can be accessed through the “Investor Relations” section of the Company’s website at www.affinitygaming.com. All forward-looking statements in this press release are made as of the date hereof, based on management’s current expectations and assumptions about the industries in which the Company operates, and the Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company’s casino operations consist of 11 casinos, five of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact

Jacques Cornet
ICR
(646) 277-1285
jacques.cornet@icrinc.com

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